                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                      Commission File Number 000-26479
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(Check One)
[ ]  Form 10-K and Form 10-KSB       [ ]Form 11-K
[ ]  Form 20-F       [X]Form 10-Q and Form 10-QSB    [ ] Form N-SAR

     For period ended September 30, 2002
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  Transition Report on Form 10-K and Form 10-KSB
  Transition Report on Form 20-F
  Transition Report on Form 11-K
  Transition Report on Form 10-Q and Form 10-QSB
  Transition Report on Form N-SAR

     For the transition period ended _____________________________________

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
____________________________________________________________________________
 ___________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

     Full name of registrant   Equitel, Inc.
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     Former name if applicable
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     Address of principal executive office (Street and Number) 4021 Stirrup
                                                               ------------
Creek Drive, Suite 400
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     City, State and Zip Code Durham, North Carolina 27703
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                                     PART II
                             RULE 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b) The subject annual report, semi-annual report, transition report on
Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant's management was unable to complete the financial statements to be included in the report and was unable to furnish them to the registrant's reviewing accountant in sufficient time to complete preparation of the report by its due date.
                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

Adam S. Gottbetter, Esq.             (212)         983-6900
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                                  (Area Code)  (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).  [X] Yes        [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[  ]Yes      [X]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

                                  EQUITEL, INC.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2002                     By: /s/   E. Eugene Whitmere
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                                            E. Eugene Whitmere.
                                            Chief Executive Officer